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For Immediate Release
Citigroup Inc. (NYSE: C)
March 26, 2008

CITI SETTLES ENRON ESTATE LITIGATION FOR $1.66 BILLION

Also Resolves Litigation With Holders of Enron Credit-Linked Notes

Settlements are Fully Covered by Existing Legal Reserves

NEW YORK - Citi today announced it has reached settlement agreements resolving the two largest remaining claims against Citi arising out of the collapse of Enron in 2001. Both settlements are fully covered by Citi’s existing litigation reserves.

The Enron Bankruptcy Estate (“Enron”) had filed bankruptcy and fraud claims against Citi in the United States Bankruptcy Court in New York totaling approximately $21 billion. Under the terms of the settlement agreement, Citi will pay $1.66 billion to Enron and withdraw certain claims in the Enron bankruptcy proceeding.

Enron will release all of its claims against Citi and certain other parties.  Enron will also allow specified Citi-related claims in the bankruptcy proceeding, including all of the bankruptcy claims of parties holding approximately $2.4 billion of Enron credit-linked notes (“CLNs”).   Citi reached a separate settlement agreement resolving all disputes with the holders of the CLNs, including a suit against Citi pending in the Federal District Court in Houston.

The settlements provide that Citi denies any wrongdoing and has agreed to the settlements solely to eliminate the uncertainties, burden and expense of further protracted litigation. The Enron settlement agreements must be approved by the bankruptcy court.

Citi made the following statement about the settlements: “We are pleased to have reached a successful resolution of the two largest outstanding matters dating from the Enron disputes.”

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Media Contacts:	Shannon Bell	(212) 793-6206
	Michael Hanretta	(212) 559-9466
	Christina Pretto	(212) 559-9560

Investors:	Scott Freidenrich	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091